EXHIBIT 99.1

MGP Ingredients, Inc. Points to Continued Progress at Annual Meeting

Financial Benefits From Transformation; Forward Focus on Innovation and Customer Service

ATCHISON, Kan., Oct. 21, 2010 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today held its annual meeting of stockholders. Following a welcome and introductions by Board Chairman John Speirs, a business overview was provided by Tim Newkirk, president and chief executive officer.

Newkirk said, "Over the past year we made real progress on several fronts. As previously reported, we ended fiscal 2010 with net income of $8.7 million, an exceptionally rapid and dramatic turnaround from the net loss of $69.1 million that we experienced in fiscal 2009. We achieved this on a nearly 31 percent decrease in net sales, which resulted from our strategic focus on reducing commodity sales and creating a higher value mix of specialty proteins and starches and high quality food grade alcohol products.  For example, we achieved profitability for every quarter in our specialty ingredients segment. The value-added mix of products was more than 80 percent of total sales in this segment as we phased out lower margin categories. Growth in our distillery products segment was mainly due to increased sales of food grade alcohol for industrial applications.

"Higher profits and cash generated from the sale of assets enabled us to significantly pay down debt. At the end of fiscal 2010 we had less than $3 million in debt, a significant decrease from $30.6 million at the beginning of the fiscal year and an even greater decrease from $54.5 million at the start of the prior fiscal year. MGPI also fortified its high quality alcohol capabilities by forming a joint venture, Illinois Corn Processing, LLC (ICP). We saw higher volumes and increasing profit from this operation following the start-up phase, and we have plans to strengthen our capabilities and focus on food grade alcohol in the future."

He continued, "While our profitability has improved, we're setting out to make our good company a great company - great to work with, great to work for and great to invest in. Our business is focused on serving large multi-national companies that manufacture packaged consumer goods. New products are the key to our customers' ability to increase sales and market share. We want to play a critical role with our customer partners in developing new products."

Newkirk said, "Taking care of the customer is our number one priority. MGPI has extensive capabilities in idea generation and product testing.  However, we want to raise the level of performance. We are making additional investments to maintain high quality standards and serve our customers with greater efficiency.  An example of our commitment to strengthen foundational excellence occurred yesterday with the board's approval of a $2 million capital improvement project for our starch and protein operations in Atchison. Our goal is to provide best-in-class service by being embedded with the customer every step of the way, from initial concept to test to production."

Regarding future growth plans, he said, "In specialty ingredients the goal is to gain a higher share of each customer's business. It's about getting more of our science formulated into their new products. To that end you can expect to hear a lot more about MGPI with our new sales and research initiatives, especially in the areas of nutritional foods. In the distillery segment we look to increase profit performance through product mix, along with optimal production volumes. Through our joint ventures and alliances we have been successful in expanding our production capabilities, broadening our distribution network and obtaining lower-cost sourcing of raw materials."

Newkirk concluded, "We've come a long way but we have further to go. We've reached a positive and exciting turning point in our profitability. Now it's all about meeting the customers' needs. This is the surest path to creating value for our stockholders."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value–added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will", "could", "encouraged", "opportunities", "potential" and/or the negatives of these terms or variations of them or similar terminology.  They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) our ability to maintain compliance with all applicable loan agreement covenants (vi), the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (vii) our ability to realize operating efficiencies, (viii) and actions of governments. For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480